FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., President and CEO
 PHONE:          215-256-8851 ext. 2300

FIRST QUARTER EARNINGS UP 5.2%
AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (April 13, 2004) - Harleysville National Corporation (HNC) (Nasdaq:HNBC), today announced first quarter 2004 earnings of $8.9 million, a 5.2% increase over first quarter 2003 earnings of $8.5 million. The company’s consolidated total assets were $2.54 billion at March 31, 2004, 2.9% above the March 31, 2003, level of $2.47 billion.

For the quarter ending March 31, 2004, diluted earnings per share of $.36 were 5.9% higher than the $.34 earned during the first quarter of 2003, and basic earnings per share at $.37 were up 2.8% from $.36 in the first quarter of 2003.

“We are pleased to announce yet another increase in earnings. We are also happy to report that the consolidation of our subsidiary banks into our largest bank, Harleysville National Bank and Trust Company, was successfully completed in the first quarter as well. We look forward, now, to the acquisition of Millennium Bank and its wholly-owned subsidiary, Cumberland Advisors, Inc., at the end of April,” said Walter E. Daller Jr., Chairman, President and CEO of HNC.

Net interest income on a fully tax-equivalent basis in the first quarter of 2004 increased $656,000 or 3.1% over the same period in 2003. This increase was the result of the rise in the net interest margin and higher earning asset volumes. The net interest margin for the first quarter of 2004 of 3.73%, increased 5 basis points from the first quarter of 2003 net interest margin of 3.68%. Average earning assets increased $43.9 million or 1.9% during the first quarter of 2004 versus the comparable period in 2003.

The higher net interest margin is primarily due to loan growth funded, in part, by the reduction of investment securities. The continuing decline in loan yields has partially offset this positive impact on the net interest margin. During this period, average loans grew $85.7 million or 6.5%, while average investment securities decreased $60.0 million or 6.2%.

The company also experienced an improvement in loan quality during the first quarter of 2004, compared to the first and fourth quarters of 2003. Nonperforming assets decreased in the first quarter of 2004 by $1.1 million and $196,000 from the first and fourth quarters of 2003, respectively. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 341.3% at March 31, 2004, compared to 371.7% at December 31, 2003, and 286.6% at March 31, 2003. Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .21% of total assets at March 31, 2004, an improvement from the .22% at December 31, 2003, and the .26% at March 31, 2003. The lower provision for loan losses in the first quarter of 2004, compared to the first quarter of 2003, is reflective of the improved loan quality.

                 Core deposits grew to $1.33 billion or 8.7% at March 31, 2004, from $1.23 billion at March 31, 2003. Total deposit growth of $15.1 million for the same period was limited, due to the bank’s strategy to de-emphasize higher costing certificates of deposit. Other borrowings increased $31.2 million or 12.6%, primarily due to HNC’s previously announced issuance of Trust Preferred Securities in the amount of $20 million during the first quarter of 2004.

                 Service charges and trust and investment services income for the quarter ended March 31, 2004, increased $95,000 and $233,000 or 5.2% and 26.2% respectively, from the same period a year ago. Other operating income of $5.8 million for the current quarter reflects a decrease of $1.4 million for the comparable period in 2003, primarily due to $1.1 million non-recurring income from life insurance proceeds during the first quarter of 2003, lower net security gains amounting to $416,000 and lower other income of $201,000 during first quarter of 2004.

During the first quarter 2004, other operating expenses of $13.8 million decreased $1.7 million or 10.9% from $15.5 million in the first quarter of 2003. The reduction in other operating expenses was primarily due to a $2.1 million decrease in other expenses, which primarily consists of reduced off-lease vehicle residual reserve expense amounting to $1.8 million in the first quarter of 2004, compared to the first quarter of 2003. The company reviews and adjusts, if necessary, the off-lease vehicle residual reserve on a quarterly basis. Net of the reduction in other expenses, total operating expenses increased $450,000 or 4.4% in the first quarter of 2004, compared to the first quarter of 2003. Contributing to this growth were increases in salaries and employee benefits, and occupancy expense of $436,000 and $61,000, respectively.

Harleysville National Corporation, with assets in excess of $2.5 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 41 offices in 10 counties throughout eastern Pennsylvania. Families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at www.harleysvillebank.com.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.harleysvillebank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data
(Dollars in Thousands, Except Per Share Data)
March 31, 2004
(unaudited)

For the period:	Three Month Ended

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2004	2003	2003	2003	2003

Interest Income	$29,173	$30,287	$28,439	$29,889	$30,585
Interest Expense	8,943	9,393	9,216	10,084	11,386

Net Interest Income	20,230	20,894	19,223	19,805	19,199
Provision For Loan Losses	489	641	630	1,320	609

Net Interest Income After
Provision For Loan Losses	19,741	20,253	18,593	18,485	18,590

Service Charges	1,925	2,081	2,007	1,937	1,830
Security Gains, Net	900	164	359	4,774	1,316
Trust and Investment Services Income	1,121	1,017	954	978	888
Bank-Owned Life Insurance Income	611	680	673	631	631
Income on Life Insurance	-	-	-	-	1,119
Other Income	1,226	1,274	1,259	1,639	1,427

Total Other Operating Income	5,783	5,216	5,252	9,959	7,211

Salaries, Wages and Employee Benefits	8,277	7,518	7,938	7,876	7,841
Occupancy	1,084	924	941	882	1,023
Furniture and Equipment	1,258	1,637	1,525	1,376	1,305
Prepayment Fee	-	-	-	2,594	-
Other Expenses	3,198	3,812	2,694	4,399	5,344

Total Other Operating Expenses	13,817	13,891	13,098	17,127	15,513

Income Before Income Taxes	11,707	11,578	10,747	11,317	10,288
Income Tax Expense	2,800	2,606	1,952	2,216	1,823

Net Income	$8,907	$8,972	$8,795	$9,101	$8,465

Per Common Share Data: *

Weighted Average Common Shares - Diluted	24,793,529	24,768,712	24,587,614	24,540,648	24,469,511
Weighted Average Common Shares - Basic	23,931,459	23,837,623	23,812,431	23,779,235	23,770,390
Net Income Per Share - Diluted	$0.36	$0.37	$0.36	$0.37	$0.34
Net Income Per Share - Basic	$0.37	$0.37	$0.37	$0.38	$0.36
Cash Dividend Per Share	$0.17	$0.19	$0.16	$0.15	$0.15
Book Value	$9.92	$9.52	$9.18	$9.42	$9.06
Market Value	$27.83	$30.10	$23.39	$21.55	$19.46
* Adjusted for a five-for-four common stock split effective September 15, 2003.

	2004	2003	2003	2003	2003
Asset Quality Data:	1Q	4Q	3Q	2Q	1Q

Nonaccrual Loans	$3,645	$3,343	$3,962	$4,146	$4,492
90 + Days Past Due Loans	1,178	1,164	1,200	1,681	1,406

Nonperforming Loans	4,823	4,507	5,162	5,827	5,898
Net Assets In foreclosure	423	935	893	729	485

Nonperforming Assets	$5,246	$5,442	$6,055	$6,556	$6,383

Loan Loss Reserve	$16,464	$16,753	$16,854	$17,538	$16,902
Loan Loss Reserve / Loans	1.15%	1.19%	1.22%	1.31%	1.26%
Loan Loss Reserve / Nonperforming Loans	341.3%	371.7%	326.5%	301.0%	286.6%
Nonperforming Assets / Total Assets	0.21%	0.22%	0.24%	0.27%	0.26%
Net Loan Charge-offs	$779	$742	$1,313	$684	$898
Net Loan Charge-offs (annualized)
/ Average Loans	0.22%	0.21%	0.39%	0.20%	0.27%

	2004	2003	2003	2003	2003
Selected Ratios (annualized):	1Q	4Q	3Q	2Q	1Q

Return on Average Assets	1.43%	1.41%	1.44%	1.49%	1.38%
Return on Average Shareholders' Equity	15.33%	16.22%	16.11%	16.67%	16.18%
Return on Average Shareholders'
Realized Equity(a)	15.97%	16.56%	16.65%	17.53%	16.78%
Yield on Earning Assets (FTE)	5.25%	5.38%	5.31%	5.57%	5.65%
Cost of Interest Bearing Funds	1.86%	1.88%	1.95%	2.12%	2.34%
Net Interest Margin (FTE)	3.73%	3.82%	3.71%	3.82%	3.68%
Leverage Ratio	10.04%	8.77%	8.97%	8.73%	8.49%

(a) Excluding unrealized gain (loss) on investment securities available for sale.

Balance Sheet (Period End):	2004	2003	2003	2003	2003

	1Q	4Q	3Q	2Q	1Q
Assets	$2,542,328	$2,510,939	$2,523,002	$2,406,132	$2,470,414
Earning Assets	2,406,068	2,371,816	2,386,477	2,244,720	2,324,511
Investment Securities	948,749	924,874	915,832	866,191	959,095
Loans, Net of Unearned Fees	1,428,145	1,408,391	1,377,682	1,335,919	1,337,130
Other Earning Assets	29,174	38,551	92,963	42,610	28,286
Total Deposits	1,968,521	1,979,081	1,990,832	1,873,218	1,953,466
Non-Interest Bearing Deposits	317,566	294,121	283,886	291,454	270,759
Interest Bearing Checking	268,110	283,607	276,941	218,200	234,660
Money Market	521,085	506,516	490,341	483,326	507,913
Savings	225,981	221,778	217,969	220,001	212,967
Time, under $100,000	481,400	491,740	506,976	503,850	516,994
Time, $100,000 or greater	154,379	181,319	214,719	156,387	210,173
Other Borrowings	279,097	255,056	263,828	254,563	247,919
Federal Home Loan Bank	172,750	172,750	168,750	153,750	162,750
Other Borrowings	106,347	82,306	95,078	100,813	85,169
Shareholders' Equity	237,964	227,053	218,878	223,849	215,109

Balance Sheet (Daily Average):	2004	2003	2003	2003	2003

	1Q	4Q	3Q	2Q	1Q
Assets	$2,497,085	$2,543,616	$2,436,763	$2,435,580	$2,450,397
Earning Assets	2,365,497	2,408,967	2,298,565	2,305,590	2,321,612
Investment Securities	910,314	983,318	898,886	948,782	970,336
Loans, Net of Unearned Fees	1,414,802	1,389,595	1,354,394	1,342,758	1,329,093
Other Earning Assets	40,381	36,054	45,285	14,050	22,183
Total Deposits	1,961,481	1,976,616	1,906,373	1,889,663	1,938,766
Non-Interest Bearing Deposits	280,809	279,307	278,267	260,688	242,793
Interest Bearing Checking	280,142	280,076	241,283	223,152	235,502
Money Market	517,846	501,127	479,375	493,561	498,328
Savings	222,807	221,116	219,778	216,445	207,512
Time, under $100,000	487,379	497,281	508,256	510,703	523,089
Time, $100,000 or greater	172,498	197,709	179,414	185,114	231,542
Other Borrowings	251,278	296,344	260,383	274,567	252,411
Federal Home Loan Bank	172,750	172,750	164,728	164,794	162,750
Other Borrowings	78,528	123,594	95,655	109,773	89,661
Shareholders' Equity	232,386	221,236	218,396	218,363	209,241